AMENDMENT TO THE
                          AGREEMENT AND PLAN OF MERGER


                  THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made by and among EARTH SEARCH SCIENCES INC., a Utah corporation (the "Parent"), ESS ACQUISITION CORP., a Virginia corporation (the "Acquisition Sub"), SPACE TECHNOLOGY DEVELOPMENT CORPORATION, a Virginia corporation (the "Company") and Bruce D. Berkowitz, Burton Edelson, Craig E. Musick, Lloyd Preslar, Lenore M. Rumpf, Paul C. and Patricia J. Setze, and Helmut Sonnenfeldt as trustee, the Shareholders of Space Technology Development Corporation (the "Shareholders"), and dated as of December 14, 1999 (the "Amendment").

                  This Amendment is made to the Agreement and Plan of Merger, dated as of November 15, 1999 (the "Merger Agreement"), by and among the parties hereto and any capitalized terms used and not defined herein shall have the meaning ascribed to them in the Merger Agreement.

                  The parties have worked together to satisfy the conditions precedent in the Merger Agreement, but it has become apparent that several of the conditions cannot be completed by December 31, 1999. Accordingly, intending to be legally bound, the parties hereby amend the Merger Agreement as follows:

1. Section 1.2 of the Merger Agreement is amended to replace the date "December 15, 1999" with "December 21, 1999".

2. Section 1.5(a)(i) of the Merger Agreement is amended by inserting after the words "the right" the parenthetical expression "(subject in part to certain conditions described in clause (b) below)", and by replacing the term "Effective Date", with the term "Effective Time".

3. Section 1.5(a)(ii) of the Merger Agreement is amended by replacing the parenthetical expression after the words "the right" with the parenthetical expression "(subject in part to certain conditions described in clause (b) below and as more fully described in a separate agreement among the Parent or the Acquisition Sub and the Shareholders)", and by replacing the term "Effective Date", with the term "Effective Time".

4. Section 1.5(b) of the Merger Agreement is hereby amended to state:

                           (b) Each of the Shareholders shall deliver to the Parent all of the certificates for Company Shares held by it on the Closing Date. The Parent shall deliver to each of the Shareholders or their designees certificates, duly endorsed in blank, and shall grant purchase options under the separate agreement referenced in Section 1.5(a)(ii) ("Options"), evidencing the number of Parent Shares and Options into which the Company Shares held by such Shareholder are convertible under this Section 1.5, in such percentages and upon the occurrence of such conditions as are set forth below:

                                    (i) Parent shall  deliver  certificates  for
                  34% of such Parent Shares and grant 34% of the Options for Parent Shares on the Closing Date;

                                    (ii) Parent shall deliver  certificates  for
                  33% of such Parent Shares and grant 33% of the Options for Parent Shares upon the occurrence of the following: the parties to each Subcontract shall have entered into modifications, amendments or renewals of each Subcontract satisfactory to Parent such that neither the Company nor any other party is in default thereunder and the terms of each Subcontract are consistent with the terms of the Contract as amended, modified or renewed and the Parent shall have received certificates and opinions of other parties to the Subcontracts to that effect satisfactory to Parent; and


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                                    (iii) Parent shall deliver  certificates for
                  33% of such Parent Shares and grant 33% of the Options for Parent Shares upon the later to occur of the following two events: (A) the United States Office of Naval Research shall have entered into modifications, amendments or renewals of the Contract satisfactory to the Parent such that, among other things, the NEMO project is restarted, neither the Company nor any other party is in default thereunder and the Parent shall have received a certificate and opinion of such other parties to the Contract to that effect satisfactory to the Parent; and
                  (B) the Parent or the Acquisition Sub shall have arranged for suitable financing or other arrangements satisfactory to the Parent to fund the completion of the Subcontracts and the
                  Contract   including  but  not  limited  to  obtaining  equity
                  investments in NEMOCo from Boeing or others."

                  Notwithstanding the foregoing, the conditions set forth in clauses (ii) and (iii) above shall be deemed satisfied on February 28, 2000, unless the Parent notifies the Shareholders on or before that date that, in its judgment, one or more of those conditions cannot be satisfied and it will not pursue the restart of the NEMO project.

Section 4.1(f) of the Merger Agreement regarding "Renegotiation of Contract; Permits" is renamed "Permits" and the first sentence thereof is deleted.

Section 4.1(g) of the Merger Agreement regarding "Renegotiation of Subcontracts" is deleted in its entirety.

Section 4.1(h) of the Merger Agreement regarding "Financing Arrangements" is deleted in its entirety.

Section 4.3(b) of the Merger Agreement is amended to delete the language "contemplated by Sections 4.1(f) and (g)".

Section 5.2(b) of the Merger Agreement is amended by adding the following language before the period at the end of the Section: "; provided, that the Shareholders' indemnification obligation with respect to Damages arising from the agreements referenced on Schedule 4.1(d)(ii) as (i) item 2, shall be limited to 50% of all such Damages, but shall not exceed $100,000, and (ii) item 4, shall be limited to 50% of all such Damages, but shall not exceed $25,000; provided further, that the Indemnified Persons shall have the right to employ counsel separate from the Indemnifying Party's counsel (at the sole cost of the Indemnified Person, except as provided in the third sentence of Section 5.4) and all such counsel shall collaborate in the defense of any claims, actions or proceedings arising under such agreements."

5. All other provisions of the Merger Agreement shall remain in full force and effect.

         Each party has caused this Amendment to be executed on its behalf by its duly authorized representative this 14th day of December, 1999.

                           The Parent:

                           EARTH SEARCH SCIENCES INC.

                           By: /s/ John W. Peel, III
                           Name:  John W. Peel, III
                           Title: Chief Executive Officer

                           The Acquisition Sub:

                           ESS ACQUISITION CORP.

                           By: /s/ John W. Peel, III
                           Name: John W. Peel, III
                           Title: President

                           The Company:

                           SPACE TECHNOLOGY DEVELOPMENT CORPORATION

                           By: /s/ Paul C. Setze
                           Name: Paul C. Setze
                           Title: CEO


                           The Shareholders:

                           By: /s/ Paul C. Setze
                           Paul C. Setze
                            And Spouse:*

                           By: /s/ Patricia J. Setze
                           Patricia J. Setze

                           By: /s/ Bruce D. Berkowitz
                           Bruce D. Berkowitz

                           By: /s/ Lloyd Preslar
                           Lloyd Preslar

                           By: /s/ Craig E. Musick
                           Craig E. Musick

                           By:/s/ Helmut Sonnenfeldt
                           Helmut Sonnenfeldt, trustee, under the
                           Helmut Sonnenfeldt Trust dated
                           November 15, 1988

                           By: /s/ Burton Edelson
                           Burton Edelson

                           By: /s/ Lenore M. Rumpf
                           Lenore M. Rumpf

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*        The spouse of Paul C. Setze joins in the Amendment only for the purpose of binding any interest, community or otherwise, said spouse may now or hereafter have in the Company Shares.